EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 5, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of National Penn Bancshares, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of National Penn Bancshares, Inc. on Forms S-3 (File No. 333-159609, effective May 29, 2009; File No. 333-155234, effective November 7, 2008; File No. 333-154973, effective November 3, 2008; File No. 333-139599, effective December 22, 2006; File No. 333-97361, effective July 30, 2002 as amended on August 7, 2002; File No. 333-88536, effective May 17, 2002, as amended on December 29, 2006; File No. 333-87549, effective September 22, 1999 as amended on May 17, 2002; File No. 333-04729, effective May 30, 1996 as amended on September 22, 1999; File No. 333-26585, effective May 6, 1996 as amended on May 12, 1997 and May 15, 1997 and File No. 033-86094, effective November 7, 1994, as amended May 29, 1996) and on Forms S-8 (File No. 333-159520 and File No. 333-159519, effective May 28, 2009; File No. 333-158890, effective April 29, 2009; File No. 333-149274, effective February 15, 2008; File No. 333-148598, effective January 10, 2008; File No. 333-131620, effective February 7, 2006; File No. 333-125086, effective May 20, 2005; File No 333-116767, effective June 23, 2004; File No. 333-111375, File No. 333-111376 and File No. 333-111377, effective December 19, 2003; File No. 333-103616 and File No. 333-103617, effective March 5, 2003; File No. 333-75730, effective December 21, 2001 as amended January 7, 2002; File No. 333-60096, effective May 3, 2001; File No. 333-54520 and File No. 333-54556, effective January 29, 2001).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
March 5, 2010